Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

KKR Fund Holdings L.P., By: KKR Fund Holdings GP Limited, Its: General Partner, /s/ Richard J. Kreider, Richard J. Kreider, Title: Attorney-in-fact for William J. Janetschek, Director	November 9, 2012

KKR Fund Holdings GP Limited, /s/ Richard J. Kreider, Richard J. Kreider, Title: Attorney-in-fact for William J. Janetschek, Director	November 9, 2012

KKR Group Holdings L.P., By: KKR Group Limited, Its: General Partner, /s/ Richard J. Kreider, Richard J. Kreider, Title: Attorney-in-fact for William J. Janetschek, Director	November 9, 2012

KKR Group Limited, /s/ Richard J. Kreider, Richard J. Kreider, Title: Attorney-in-fact for William J. Janetschek, Director	November 9, 2012

KKR & Co. L.P., By: KKR Management LLC, Its: General Partner, /s/ Richard J. Kreider, Richard J. Kreider, Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer	November 9, 2012

KKR Management LLC, /s/ Richard J. Kreider, Richard J. Kreider, Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer	November 9, 2012

Henry R. Kravis,/s/ Richard J. Kreider, Title: Attorney-in-Fact	November 9, 2012

George R. Roberts,/s/ Richard J. Kreider, Title: Attorney-in-Fact	November 9, 2012

Signature of Reporting Person	Date